Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Robert D. Woltil
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 535-0572
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

TECHNOLOGY RESEARCH CORPORATION REPORTS SECOND QUARTER RESULTS

Clearwater, Florida, November 8, 2010 (Globe Newswire via COMTEX News Network) – Technology Research Corporation (“TRC”), (Nasdaq:TRCI), today announced revenue and earnings for its second fiscal quarter ended September 30, 2010.

Revenue was $9.2 million for the fiscal quarter ended September 30, 2010, a decrease of $0.4 million from revenue of $9.6 million for the fiscal quarter ended September 30, 2009. Net income for the quarter ended September 30, 2010 was $0.3 million, or $0.05 per diluted share compared with net income of $1.2 million, or $0.20 per diluted share for the same period one year earlier. Operating cash flow, which we define as earnings before interest, taxes, depreciation and amortization, was $1.1 million for the current quarter, as compared to $1.9 million in the second fiscal quarter of last year.

Orders for the quarter just ended were $7.0 million, an increase of $1.9 million from the same fiscal quarter last year. Military orders were $2.7 million, an increase of $1.5 million from the second quarter of the previous year and commercial orders were $4.3 million, an increase of $0.4 million from the first quarter of the prior year.

Owen Farren, President and CEO, said “While our commercial sales have rebounded nicely from last year’s levels, our results were impacted this quarter on the military side by delays in some orders and programs. This impacted Patco as well as TRC’s traditional military business. Furthermore, we faced a tough comparison to last year’s second quarter, which was exceptional as a result of heavy deliveries to our largest military customer. While we expect to continue to be impacted in our third quarter by similar delays, we remain positive about our Company’s direction.

TRC continues to make very good progress on our strategic goal of providing new and advanced power management and control products and intelligent battery systems to our customers. We will do this through a combination of targeted acquisitions and internal product development.”

Cash and cash equivalents were $9.3 million at September 30, 2010, an increase of $1.1 million from March 31, 2010. The Company continues to have no borrowings outstanding under it’s line of credit.

The second quarter dividend of $0.02 per share was paid on October 15, 2010 to shareholders of record as of September 30, 2010.

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TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology. These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors. More information is available at www.trci.net.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

Non-GAAP Financial Measures

This report sometimes refers to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanations and reconciliations that are in our Form 8-K (Quarterly Earnings Release) filed with the SEC.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Commercial	$4,161	3,679	$8,492	7,044
Military	4,880	5,901	10,891	12,109
Royalty	137	47	227	173

Total revenue	9,178	9,627	19,610	19,326
Cost of sales	5,869	5,721	12,050	11,370

Gross profit	3,309	3,906	7,560	7,956

Operating expenses:
Selling and marketing	579	608	1,251	1,280
General and administrative	1,551	994	3,356	1,998
Research and development	813	658	1,746	1,331

Total operating expenses	2,943	2,260	6,353	4,609

Income from operations	366	1,646	1,207	3,347

Other income, net	—	2	1	5

Income before income taxes	366	1,648	1,208	3,352
Income tax expense	51	431	302	920

Net income	$315	1,217	$906	2,432

Earnings per share - basic	$0.05	0.20	$0.14	0.41

Earnings per share - diluted	$0.05	0.20	$0.13	0.40

Shares outstanding - basic	6,605,419	5,891,828	6,602,680	5,891,828

Shares outstanding - diluted	6,870,316	5,985,691	6,894,575	5,944,280

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2010	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,264	$8,216
Trade and other accounts receivable, net of allowance for doubtful accounts of $30 at September 30, 2010 and $38 at March 31, 2010	4,334	4,400
Income taxes receivable	—	29
Inventories	7,510	7,315
Deferred income taxes	881	729
Prepaid expenses and other current assets	232	299

Total current assets	22,221	20,988
Property, plant and equipment, net of accumulated depreciation of $10,921 at September 30, 2010 and $10,532 at March 31, 2010	3,067	3,123
Intangible assets, net of accumulated amortization of $1,421 at September 30, 2010 and $238 at March 31, 2010	2,746	3,929
Goodwill	4,402	4,402
Other assets	33	33

Total assets	$32,469	$32,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$881	$1,423
Accrued expenses	1,295	1,720
Accrued dividends	135	134
Income taxes payable	368	—

Total current liabilities	2,679	3,277

Income taxes payable	442	303
Deferred income taxes	946	1,397
Patco earn-out	738	738

Total liabilities	4,805	5,715

Stockholders’ equity:
Common stock $0.51 par value; 10,000,000 shares authorized, 6,644,343 shares issued and 6,621,058 shares outstanding at September 30, 2010 and 6,629,405 shares issued and 6,603,620 shares outstanding at March 31, 2010	3,389	3,379
Additional paid-in capital	12,827	12,570
Retained earnings	11,504	10,867
Common stock held in treasury, 25,785 shares at cost	(56)	(56)

Total stockholders’ equity	27,664	26,760

Total liabilities and stockholders’ equity	$32,469	$32,475

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES

Supplemental Information

Reconciliation of Operating Cash Flow to Income from Operations

(Unaudited)

(In thousand)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009

Income from Operations	$366	1,646	$1,207	3,347
Depreciation Expense	261	248	515	523
Amortization Expense	515	14	1,183	29

Operating Cash Flow	$1,142	$1,908	$2,905	$3,899